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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
CMGI, Inc.:

We consent to the incorporation by reference in the registration statement of CMGI, Inc. on Form S-3 with which this consent is being filed, of our report dated September 24, 1999, except for Note 20 which is as of October 29, 1999, with respect to the consolidated balance sheets of CMGI, Inc. as of July 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1999, which report appears in the July 31, 1999 annual report on Form 10-K of CMGI, Inc., and to the reference to our firm under the heading "Experts" in the registration statement.

                                       /s/ KPMG LLP

                                       KPMG LLP

Boston, Massachusetts
November 8, 1999